Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Local.com Corporation
We consent to the incorporation by reference in the registration statements (No. 333-145633, No. 333-120638, and No. 333-127810) on Form S-8 and the registration statements (No. 333-148617, No. 333-147494, No. 333-145580, No. 333-141890, No. 333-129539) on Form S-3 of Local.com Corporation of our report dated March 7, 2008, appearing in the Annual Report on Form 10-K of Local.com Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in each Prospectus listed above which are part of the respective registration statement on Form S-3.
/s/ HASKELL & WHITE LLP
Irvine, California
March 7, 2008